Exhibit 10.14
Execution Copy

CLOVER HEALTH INVESTMENTS, CORP.
January 19, 2022
Gia B. Lee, Esq.
3530 Springland Lane NW
Washington, D.C. 20008
Dear Gia:
This letter (the “Agreement”) confirms the agreement between you and Clover Health Investments, Corp. (collectively, with its affiliates and subsidiaries, the “Company”) regarding the conclusion of your employment with the Company.
1.Separation Date. By signing this Agreement, you agree that, effective as of January 19, 2022 (the “Separation Date”), you will resign your employment with the Company and from any and all officer or other positions held by you with the Company or any of its subsidiaries or affiliates, and you agree to execute and deliver any additional documentation that may be necessary to give effect to all such resignations. After the Separation Date, you agree that you will not represent to anyone that you are still an employee or officer of the Company and you will not say or do anything purporting to bind the Company or any of its affiliates.
2.No Other Amounts/Benefits Owed. You acknowledge and agree that, other than as set forth in this Section, you have been timely paid all of your salary and all other wages earned through the Separation Date. You acknowledge and agree that you have been paid for all of your services with the Company and you have not earned any wages, salary, incentive compensation, bonuses, commissions, or similar payments or benefits, or any other compensation or amounts that have not already been paid to you. You further agree that you have no unreimbursed business expenses arising out of your employment with the Company. You also agree that, prior to the execution of this Agreement, you were not entitled to receive any further payments or benefits from the Company, and the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement. Notwithstanding the foregoing, the Company represents that you will be paid by the Company’s next regular payroll date after the Separation Date: (i) your base salary as set forth below for the portion of the payroll period ending on the Separation Date during which you were employed; and (ii) $23,853.85 representing 124.04 hours of accrued and unused vacation pay.
3.Consideration for Execution of this Agreement and Provision of Services. Although you are not otherwise entitled to receive any severance from the Company, subject to, and in consideration for, your execution of this Agreement on or after the Separation Date and on or before the Deadline (as defined below), without revocation, and provided you comply with all of the terms and conditions of this Agreement, the Covenants Agreement (as defined below) and all applicable Company policies, the Company will provide you with the following (with all payments hereunder made via direct deposit to the last account to which your payroll was made unless you designate another account in writing):
a.Severance Payment. The Company will pay you an amount equivalent to the sum of twelve (12) months of your base salary, at the rate in effect as of your Separation Date ($400,000), plus an amount equivalent to the Prior Year Bonus (as defined below) ($120,000), in the gross amount of Five Hundred Twenty Thousand Dollars ($520,000), less applicable taxes and withholdings (the “Severance Payment”). The Severance Payment will be paid in a one-time, lump sum payment and payable within fifteen (15) days following the Effective Date, as defined in Section 5.
b.Prior Year Bonus. In lieu of payment of the amount of your target bonus opportunity for the 2021 calendar year based on actual performance of the Company, the Company will pay you an amount equivalent to One Hundred Twenty Thousand Dollars ($120,000), less applicable taxes and withholdings (the “Prior Year Bonus”). The Prior Year Bonus will be paid in a one-time, lump sum payment and payable within fifteen (15) days following the Effective Date, as defined in Section 5.

Execution Copy

c.De-SPAC Bonus. The Company will also pay you a special cash bonus in an amount equivalent to Seven Hundred Thousand Dollars ($700,000) in recognition of the services you provided to the Company in connection with the de-SPAC transaction completed on January 7, 2021 (the “De-SPAC Bonus”), less applicable taxes and withholdings. The De-SPAC Bonus will be paid in a one-time, lump sum payment and payable within fifteen (15) days following the Effective Date, as defined in Section 5.
d.Treatment of Equity. The Company has granted you the following stock options to purchase shares of the Company’s common stock (collectively, the “Options”) pursuant to the Company’s Amended and Restated Equity Incentive Plan (the “Plan”): (i) on March 26, 2019, the Company granted you options to purchase 568,720 shares with an exercise price of $1.94 per share, of which 341,232 shares are vested and 227,488 shares are unvested as of the Separation Date (the “New Hire Grant”), (ii) on February 4, 2020, the Company granted you options to purchase 336,062 shares with an exercise price of $2.23 per share, of which 201,634 shares are vested and 134,428 shares are unvested as of the Separation Date (the “February 2020 True-Up Grant”), and (iii) on February 4, 2020, the Company also granted you options to purchase 1,008,186 shares with an exercise price of $2.23 per share, of which 403,276 shares are vested and 604,910 shares are unvested as of the Separation Date (the “February 2020 Special Grant,” and together with the New Hire Grant and the February True-Up Grant, the “Option Grant Agreements”).
In consideration of the Consulting Services that you will provide to the Company during the Consulting Period (as each term is defined below), your Options will continue to vest in accordance with the regular vesting schedule as set forth in the Option Grant Agreements, subject to your continued service to the Company through the applicable vesting dates during the Consulting Period (such Options, the “Continuing Options”). For the avoidance of doubt, the maximum Consulting Period will be 12 months, and no Options shall vest beyond the expiration of the Consulting Period. Assuming that you have completed the entire duration of the 12-month Consulting Period, you will hold, in addition to the Options that were vested prior to the Separation Date (as described above), (a) for the New Hire Grant, 113,745 additional vested Options; (b) for the February 2020 True-Up Grant, 67,213 additional vested Options; and (c) for the February 2020 Special Grant, 201,636 additional vested Options.
Upon the termination or completion of the Consulting Period, the unvested portion of your Options (or, to the extent applicable, your Continuing Options) will automatically be terminated for no consideration. Except as otherwise noted herein, the Options and any such vested shares acquired pursuant to the exercise of the Options will remain subject to the terms and conditions of the applicable Option Grant Agreement, the applicable exercise agreement, and the Plan (collectively, the “Equity Documents”), including the termination provisions. Further, you acknowledge and agree that, other than the vested portion of the Options and the Continuing Options described in this Section, you do not have any right, title, claim, or interest in or to any other Company securities, including, without limitation, any shares of the Company’s common stock or any other options or other rights to purchase or receive shares of the Company’s common stock.

Your vested options (and your Continuing Options that become vested during the Consulting Period) shall remain exercisable until the tenth anniversary of the grant date of such option, unless otherwise required pursuant to the terms of the applicable equity plan or the award agreement evidencing such option.
e.Reimbursement of Legal Fees and Expenses. The Company will reimburse you for your reasonable and documented legal fees and expenses incurred in connection with

Execution Copy

this Agreement and with your compensation-related negotiations with the Company in 2021.
4.General Release. In consideration for receiving the payments described in Section 3 above, and for other good and valuable consideration, the sufficiency of which you hereby acknowledge, you hereby waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether known or unknown, whether arising under equity, statute, or federal, state, foreign, or common law, that were, could have been, or in the future can or might be asserted in any court, tribunal, or proceeding against the Company or its predecessors, successors, past or present subsidiaries, affiliated companies, investors, branches, or related entities (collectively, including the Company, the “Entities”) or the Entities’ respective past, present, or future insurers, officers, directors, agents, attorneys, employees, stockholders, assigns, and employee benefit plans (collectively with the Entities, the “Released Parties”), with respect to any matter, including, without limitation, any matter related to your employment with the Company or the conclusion of that employment relationship. This waiver and release includes, without limitation, claims to wages, including overtime or minimum wages, bonuses, incentive compensation, equity compensation, vacation pay or any other compensation or benefits; any claims for failure to provide accurate itemized wage statements, failure to timely pay final pay or failure to provide meal or rest breaks; claims for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment or employment classification, claims under the Employee Retirement Income Security Act (ERISA); claims for attorneys’ fees or costs; claims for penalties; any and all claims for stock, stock options, or other equity securities of the Company; claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract, and breach of the covenant of good faith and fair dealing; any claims of discrimination, harassment, or retaliation based on sex, age, race, national origin, disability, or on any other protected basis, under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, or any federal, state, or local law prohibiting discrimination, harassment or retaliation, and all other federal, state and local laws, ordinances, and regulations.
You covenant not to sue the Released Parties for any of the claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the claims released above, and will affirmatively opt out of any such class, collective, representative, or group action. Further, you agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Released Parties, except as required by law. Nothing in this Agreement precludes you from participating in any investigation or proceeding before any government agency or body. However, while you may file a charge and participate in any such proceeding, by signing this Agreement, you waive any right to bring a lawsuit against the Released Parties and waive any right to any individual monetary recovery in any such proceeding or lawsuit. Nothing in this Agreement is intended to impede your ability to report possible securities law violations to the government, or to receive a monetary award from a government administered whistleblower-award program. You do not need the prior authorization of the Company to make any such reports or disclosures or to participate or cooperate in any governmental investigation, action, or proceeding, and you are not required to notify the Company that you have made such reports and disclosures, or have participated or cooperated in any governmental investigation, action, or proceeding. Nothing in this Agreement waives your right to testify or prohibits you from testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when you have been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or an applicable state legislature. You further acknowledge and represent that you have not suffered any on-the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury. You acknowledge and agree that you have not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges, or lawsuits against any Released Party with any governmental agency, court, or tribunal. You acknowledge that the severance payments and benefits that you are receiving in connection with this Agreement are in addition to anything of value to which you are entitled from the Company.
This waiver and release covers only those claims that arose or could have arisen prior to your execution of this Agreement. The waiver and release contained in this Agreement does not apply to: (i) rights arising under, or preserved by, this Agreement (including the right to receive the severance benefits and payment described in Section 3); (ii) vested rights under ERISA-covered employee benefit plans as applicable on

Execution Copy

the date you sign this Agreement; (iii) your indemnification rights under the Company’s internal governing documents or D&O insurance policies; or (iv) any claim which, as a matter of law, cannot be released by private agreement. If any provision of the waiver and release contained in this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and a court shall enforce all remaining provisions to the full extent permitted by law.
5.ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Federal Age Discrimination in Employment Act (“ADEA Waiver”) and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled. You further acknowledge that: (a) your ADEA Waiver does not apply to any claims that may arise after you sign this Agreement; (b) you have consulted with an attorney prior to executing this Agreement; (c) you have had twenty-one (21) calendar days within which to consider this Agreement (although you may choose to execute the Agreement earlier); (d) you have seven (7) calendar days following the execution of the Agreement to revoke this Agreement; and (e) the Agreement will not be effective until the eighth day after you sign this Agreement provided that you have not revoked it (“Effective Date”). You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original consideration period provided in this section. To revoke the Agreement, you must email Company’s Chief People Officer, Rachel Fish, at email address rachel.fish@cloverhealth.com, prior to the end of the 7-day period. You acknowledge that your consent to this Agreement is knowing and voluntary. The offer described in this Agreement will be automatically withdrawn if you do not sign the Agreement by the Deadline.
6.Unknown Claims Waiver. You understand and acknowledge that you are releasing potentially unknown claims, and that you may have limited knowledge with respect to some of the claims being released. You acknowledge that there is a risk that, after signing this Agreement, you may learn information that might have affected your decision to enter into this Agreement. You assume this risk and all other risks of any mistake in entering into this Agreement. You agree that this Agreement is fairly and knowingly made. In addition, you expressly waive and release any and all rights and benefits under the provisions of any applicable law (including Section 1542 of the Civil Code of the State of California), which reads substantially as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. You understand and agree that claims or facts in addition to or different from those which are now known or believed by you to exist may hereafter be discovered, but it is your intention to release all claims that you have or may have against the Released Parties, whether known or unknown, suspected or unsuspected.
7.Company Representation. The Company is not aware of any claims or causes of action against you arising out of your employment or otherwise.
8.Breach. If you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company will be entitled to recover all severance and other consideration paid or provided under this Agreement and to obtain all other relief provided by law or equity.
9.No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by the Company of any liability, wrongdoing, or violation of law.
10.Continuing Obligations. At all times in the future, you will remain bound by the Covenants Agreement between you and the Company, dated December 21, 2018 (the “Covenants Agreement”), which shall remain in full force and effect in accordance with, and only to the extent permitted by, its terms.
11.Return of Company Property. Subject to the following sentence, you agree that, upon receipt of an appropriate number of pre-paid courier labels and boxes of suitable size from the Company, you will make arrangements to return to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), notes, credit cards, and phone cards and you will have returned or destroyed all Company property that you stored in

Execution Copy

electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives, or in a cloud environment).
12.Post-Termination Consulting Services. You agree to perform services for the Company as an independent contractor, with the term of your consulting relationship beginning on the Separation Date and continuing for twelve (12) months following your Separation Date; provided, that: (a) you may end your consulting relationship under this Agreement at any time, for any reason; and (b) the Company may terminate your consulting relationship under this Agreement for Good Cause (as defined below), in either case, without prior notice (the period during which you are providing consulting services under this Agreement is referred to herein as, the “Consulting Period”). If the Company terminates your consulting relationship for Good Cause prior to the expiration of the twelve (12) month term, (a) the Company shall not be responsible for the payment of any remaining monthly fees you otherwise would have received if the Consulting Period had continued for the full twelve (12) months following your Separation Date and (b) all of your then-unvested Options (including any then-unvested Continuing Options) will be immediately canceled and terminated for no consideration. If you terminate the consulting relationship more than 180 calendar days after the Separation Date, in connection with the acceptance of employment with an entity, body, or agency that is not a Restricted Entity (as defined below), then: (a) the Company shall make a lump sum payment to you, within fifteen (15) calendar days of such termination, equal to the sum of any remaining monthly fees you otherwise would have received if the Consulting Period had continued for the full twelve (12) months following your Separation Date; and (b) all of the then-unvested Continuing Options that are otherwise eligible to vest during the Consulting Period will accelerate and become immediately vested as of the date of the termination of the consulting arrangement. For the avoidance of doubt, if you terminate the consulting relationship prior to the end of the Consulting Period for any other reason, you will no longer be entitled to vest in any of your then-unvested Continuing Options that are eligible to vest during the Consulting Period. During the Consulting Period, you will be expected to provide advice and assistance to the Company as reasonably requested by the Company from time to time, which may include without limitation, being available for questions and matters that arise related to the transition of the Company’s legal department following your separation as General Counsel; your historical recollections and work as the Company’s former General Counsel; and certain ongoing legal and regulatory litigations, investigations, and other proceedings (the “Services”). You agree to perform the Services in good faith and to the best of your ability. You will be paid for the Services at the rate of $10,000 per month. The Company will effectuate payment by the fifteenth (15th) calendar day of each month with respect to the fee for that month. All compensation or other payments paid or made to you during the Consulting Period in respect of your Services shall be paid or made without withholding or deduction of any kind, and you shall assume sole responsibility for discharging all tax and other obligations associated therewith. You further acknowledge and agree that, during the Consulting Period, except with respect to benefits accrued, vested, or earned prior to the Separation Date, you have no right to participate, and shall not participate, in any employee benefit plans, programs, or policies of the Company.
For purposes of this Section 12, the definition of “Good Cause” means: (i) your conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Company or its affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its affiliates’ operations or financial performance or the relationship the Company has with its customers; (ii) your gross negligence or willful misconduct, with respect to the Company or any of its affiliates, including, without limitation fraud, embezzlement, theft, or proven dishonesty during the course of the Consulting Period; (iii) alcohol abuse or use of controlled drugs by you other than in accordance with a physician’s prescription that materially and adversely affects the Company; (iv) your willful refusal to perform any lawful, material obligation, or fulfill any material duty to the Company or its affiliates during the Consulting Period (other than due to a disability); or (v) your willful and material breach of any agreement with or material duty owed to the Company or any of its affiliates, whether arising by statute, common law, or agreement, or relating to confidentiality, non-solicitation, or proprietary rights. No act or failure to act on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

For purposes of this Section 12, the definition of “Restricted Entity” means any corporation, partnership, limited liability company, association, trust, or other entity or organization which is engaged, directly or

Execution Copy

indirectly, in a business that is in material competition with a business: (i) conducted by the Company or any of its subsidiaries during the 12 months preceding the date of conclusion of the consulting relationship; or (ii) proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan (of which you are aware) as in effect at that time of the conclusion of the consulting relationship, in either case in any country or territory in which the Company or any of its subsidiaries markets any of its services or products or has plans to begin marketing any of its services or products in such country or territory).

The Company hereby agrees to indemnify you and hold you harmless from and against any losses, claims, damages, demands, and liabilities (collectively, “Liabilities”) (or actions or proceedings in respect thereof), to which you may become subject related to or arising in any manner out of the Services or any matter contemplated thereby (the “Indemnified Activities”), except to the extent a court of competent jurisdiction shall have determined by final non-appealable judgment that such Liabilities resulted directly from your gross negligence, willful misconduct, or bad faith in performing the Services. In addition, the Company shall promptly reimburse you for all costs and expenses (including, without limitation, reasonable and documented fees, costs, and expenses of legal counsel) incurred in connection with the investigation of, preparation for, responding to, serving as a witness in respect of, or defending, pursuing, settling, or otherwise becoming involved in, any pending or threatened investigative, administrative, judicial, or regulatory or other claim, action, proceeding, or investigation in any jurisdiction related to or arising in any manner out of any Indemnified Activities, whether or not in connection with pending or threatened claim, action, or proceeding to which you or the Company, or any of its creditors, security holders, or other investors is, or is threatened to be, a party. The provisions of this paragraph shall survive the termination of your consulting relationship with the Company.
13.    Cooperation with the Company. In addition, you shall cooperate with and assist the Company as reasonably requested by it in the investigation of, preparation for, or defense of any actual or threatened third party claim, investigation, or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment or services with the Company or its predecessors or affiliates for which the Company requests your assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with your other material business and personal obligations and commitments. Subject to the following sentence, you agree to cooperate fully in matters relating to the transition of your employment and responsibilities, and other matters reasonably requested by the Company, whether before or after your Separation Date. In addition, in the event that the Company requests your cooperation after the completion of the Consulting Period or, in the event that the Company has accelerated the monetary payment and vesting as a result of your termination of the consulting relationship more than 180 calendar days after the Separation Date in connection with acceptance of employment as set forth in Section 12, the Company will pay you a mutually agreed upon hourly rate (unless such payments are prohibited) promptly after your submission of each invoice for all cooperation in accordance with this Section in excess of one hour per week.
14.    Non-Disparagement. You and the Company mutually agree that neither party will knowingly make any negative or disparaging statements (orally or in writing or in any medium, including via blogging or otherwise via the internet) about the other party, except as required by law. For purposes of this Section, the Company shall be defined to encompass its subsidiaries, successors, stockholders, directors, officers, employees, service providers, agents, advisors, partners, affiliates, products, services, formulae, corporate structure or organization, marketing methods, and business practices or performance. A disparaging statement is any communication that, if publicized (whether or not it was intended to become public), would cause or reasonably be expected to cause the recipient of the communication to question the business condition, reputation integrity, competence, good character, or product quality of the person or entity to whom the communication relates.
15.    Non-Solicitation. During the 12 months following the Separation Date, without the prior written consent of the Company, you shall not, and you shall cause your affiliates not to, directly or indirectly, (i) solicit for employment, employ, or engage in any way, including as an agent, consultant, or contractor, any employee of the Company or its subsidiaries or affiliates (a “Company Employee”), (ii) interfere or attempt to interfere with the relationship between the Company and any Company Employee, or (iii)

Execution Copy

cause any Company Employee to terminate his or her employment, agency, or contractor relationship with the Company; provided, that (i) a general offer of employment to the public shall not be prohibited hereunder as long as it is not specifically directed at any Company Employee and no such Company Employee is hired as a result thereof, and (ii) nothing in this Agreement prohibits you or any of your affiliates from soliciting or hiring a Company Employee whose employment or engagement with the Company or any of its subsidiaries or affiliates ceased at least six (6) months prior to the commencement of such solicitation or such hire.
16.    Workers’ Compensation. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company.
17.    Dispute Resolution. To ensure rapid and economical resolution of any disputes relating to this Agreement, you and the Company agree that any and all claims, disputes, or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance, or execution, shall be resolved by final, binding, and confidential arbitration before a single arbitrator in Washington, D.C. (or another mutually agreeable location) conducted under the Judicial Arbitration and Mediation Services (JAMS) Streamlined Arbitration Rules & Procedures. The Company shall pay the arbitrator’s fees and any administrative expenses that exceed the ordinary costs and filing fees incurred by a litigant initiating claims in the Superior Court of the District of Columbia. Each party shall pay for its own costs and attorneys’ fees, unless otherwise ordered by the arbitrator under applicable laws. Before engaging in arbitration, you and the Company agree to first attempt to resolve the dispute informally or with the assistance of a neutral third-party mediator. You and the Company each acknowledge that, by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim, or demand through a trial by jury or judge, or by administrative proceeding. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this Section apply to a dispute, controversy, or claim except as provided herein. The arbitrator may in his or her discretion award reasonable attorneys’ fees and costs to the prevailing party, to the extent a court would be allowed to, in accordance with applicable law. All claims, disputes, or controversies subject to arbitration as set forth in this Section must be submitted to arbitration on an individual basis and not as a representative, class, or collective action proceeding on behalf of other individuals. Any issue concerning the validity of this representative, class, or collective action waiver must be decided by a court and, if for any reason it is found to be unenforceable, the representative, class, or collective action claim may only be heard in court and may not be arbitrated. Claims will be governed by applicable statutes of limitations. This arbitration agreement does not cover any action seeking only emergency, temporary, or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law. This arbitration agreement shall be construed and interpreted in accordance with the Federal Arbitration Act.
18.    Notices. Unless otherwise stated herein, all notices, requests, demands, and other communications to the parties hereto shall be in writing and shall be deemed effective upon receipt if personally delivered or four (4) days after being mailed by certified or registered mail, postage prepaid, return address requested, to the parties at the addresses set forth below, or at such other addresses as the parties may designate by like written notice. A copy of all such notices, requests, demands, and other

Execution Copy

communications shall also be sent by email to the parties at the email addresses set forth below, if any, or at such other email addresses as the parties may designate pursuant hereto.
If to You:
Gia B. Lee, Esq.
3530 Springland Lane
Washington, D.C. 20008

With a Copy to the Following Attorney
or Other Attorney Designated in Writing by You:

Richard B. Friedman, Esq.
Richard Friedman PLLC
200 Park Avenue, Suite 1700
New York, N.Y. 10166
rfriedman@richardfriedmanlaw.com

If to Company:
Rachel Fish
Clover Health
P.O. Box 471
Jersey City, NJ 07303
rachel.fish@cloverhealth.com
With a Copy to the Following Attorney
or Other Attorney Designated in Writing by the Company:
Amy Blackman, Esq.
Fried, Frank, Harris, Shriver & Jacobson, LLP
One New York Plaza
New York, N.Y. 10004
amy.blackman@friedfrank.com
19.    Entire Agreement. You agree that, except for the Covenants Agreement and the Equity Documents, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, the offer letter entered into by and between you and the Company, dated December 20, 2018. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
20.    Governing Law. Except as to the Dispute Resolution section above, this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.
21.    Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such

Execution Copy

provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.
22.    Amendments/No Oral Modification. This Agreement and any amendments hereto may not be amended, changed, waived, discharged, or terminated, in whole or in part, except by an instrument in writing signed by both you and the Company (or their respective successors-in-interest).
23.    Interpretation. This Agreement was mutually prepared by you and the Company and will not be construed against either of them by reason of authorship. Section or paragraph titles have been inserted for convenience only and will not be used in interpreting the terms of this Agreement.
24.    Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution via DocuSign or a similar service, or of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and an electronic or facsimile signature or scanned image of a signature shall be deemed an original and valid signature
25.    Section 409A. It is the intent that any compensation, benefits, and other amounts payable or provided under this Agreement be paid or provided in a manner that is either exempt from, or in compliance with, Section 409A of the Code (“Section 409A”). Any ambiguity in this Agreement shall be interpreted consistent with the foregoing. In that connection, it is the intention of the Company and you that the time you spend providing the Services described herein will constitute no more than 20% of the average time you spent providing services to the Company as an employee during the 36 months immediately prior to the commencement of the Consulting Period, calculated in accordance with Section 409A. Each payment payable hereunder shall be a separate payment in a series of separate payments for purposes of Section 409A. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees, or agents be liable for any additional tax, interest or penalties that may be imposed on you by Section 409A or damages for failing to comply with or be exempt from Section 409A and no such person makes any guarantee that this Agreement and the provisions hereof are exempt from or comply with Section 409A.
26.    Confirmation of Prior Employment. In response to any inquiries concerning you, the Company shall state that, in accordance with Company policy, the Company will only provide your dates of employment and last position held.

[Signature Page Follows]

Execution Copy

To accept this Agreement, please sign and date it and have your attorney provide it to Amy Blackman at amy.blackman@friedfrank.com. You have until 5:00 p.m. ET on the date that is twenty-one (21) days following your receipt of this Agreement (such date, the “Deadline”) to review and consider this Agreement and to have your attorney provide an executed copy thereof. Please indicate your agreement with the above terms by signing below.
I am pleased that we were able to part ways on these amicable terms. The Company and I wish you every success in your future endeavors.
Sincerely,
CLOVER HEALTH INVESTMENTS, CORP.
By: /s/Andrew Toy
(Signature)
Name: Andrew Toy
Title: President and Chief Technology Officer
My agreement with the terms and conditions of this Agreement is signified by my signature below. I agree to strictly comply with all the terms and conditions of this Agreement. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed:    /s/Gia B. Lee                     Dated: January 19, 2022
    Gia B. Lee